CREATIVE AND PRODUCTION SERVICES AGREEMENT

Agreement dated as of June 14, 2006, between ***hawthorne direct inc***, an Iowa corporation with offices at 300 North 16th Street, Fairfield, Iowa 52556, hereinafter referred to as "Hawthorne", and Valcent Products, Inc., a Texas corporation with offices at 1057 Doniphan Park Circle, Suite H, El Paso, Texas 79922, hereinafter referred to as "Client".

(1) Hawthorne agrees to produce for Client a broadcast quality television commercial (hereinafter referred to as the "Commercial") that will be 28:30 in length, advertising Client's Nova Sonic Facial/Skin Care Cleansing System (hereinafter referred to as the "Product").

(2) Client shall approve, in writing, those elements of the Commercial as identified on the Approval Rider, Attachment A. Hawthorne shall request Client's approval prior to proceeding with each Commercial element. Client shall either grant approval, or explain in reasonable detail why it is not doing so, on a timely basis. Client understands that time is of the essence in receiving its approvals in order for the Commercial to be completed in time for airing in accordance with the Schedule for the Commercial production and in order to avoid additional expenses that may result from delays. Client shall grant its approval (or explain the basis of its disapproval) for the Script and any revisions thereof as soon as possible and in all events within two (2) business days after delivery by Hawthorne. Client shall grant its approval (or explain the basis of its disapproval) of the rough edit (offline edit) of the program and final program (online edit) as soon as possible and in all events within two (2) business days after delivery of such edits by Hawthorne.

(3) Hawthorne will submit one VHS copy of the completed Commercial to Client for approval prior to Commercial's release to any media. Subject to Hawthorne receiving the full payment required by this Agreement for the Commercial, Client shall have absolute and sole control over the use and release of the Commercial. Client shall have the right to copyright the Commercial in any and all countries in the world and the right to reproduce, change, sell, lease, license, broadcast by radio or television or any other media, exhibit and otherwise use the Commercial, or parts thereof, without geographic or other limitation.

(4) Within five (5) days after Client's approval of a Commercial script outline, Hawthorne shall provide Client with a preliminary Cost Estimate (the "Preliminary Cost Estimate") and preliminary Schedule for producing the Commercial. Upon script completion and Client's final approval of the Commercial script (hereinafter referred to as the "Script"), a final cost (which includes the cost of creating the script outline and Script) not to exceed $475,000 (the "Final Cost") and Schedule for the Commercial will be determined and will be provided to Client for approval. The Final Cost does not include certain expenditures as provided for in Sections 5 and 9 of this Agreement.

The terms of payment are:

(a) $30,000 for the script outline and Script, due at the time this Agreement is signed (the "Initial Payment").

(b) Thirty percent (30%) of the Preliminary Cost Estimate, less the Initial Payment amount, due at the time the script outline, Preliminary Cost Estimate and preliminary Schedule are approved by Client.

(c) Fifty percent (50%) of Final Cost, plus estimated talent fees, due ten (10) business days prior to commencement of initial taping of the Commercial.

(d) Ten percent (10%) of Final Cost, plus travel expenses and estimated legal costs, due upon delivery of the first offline edit of the Commercial to Client.

(e) The remainder of the Final Cost (plus remaining charges (i) not yet reimbursed by Client and incurred by Hawthorne under Section 5 for travel, talent and legal opinion, and (ii) not yet paid by Client but approved by Client under Section 9) at the completion of editing of the Commercial, upon final Client approval and prior to release of tape master or release of copies of the Commercial.

(5) The following costs, which are subject to Client's pre-approval, are above and beyond Final Cost and will be billed to Client at Hawthorne's cost:

(a) All travel and living expenses incurred by Hawthorne personnel and Hawthorne's subcontractors (coach airfare, standard hotel rates, $50 meal per diems).

(b) All legal opinions of Product claims substantiation, Script, off-line and on-line edits rendered by attorneys with expertise in Federal Trade Commission and Food and Drug Administration regulations (if applicable), and direct response television law ("Approved Attorneys").

(c) All talent related costs related to the production of the Commercial including, but not limited to:

- Talent casting, travel, wardrobe, agent and broker fees; and
- Talent fees.

(d) All costs required by Section 9, below (e.g., resulting from changes, delays, and additional production work).

(6) In the event Hawthorne and Client mutually agree to contract with AFTRA or SAG talent ("Union Talent") or talent that requires royalties or some other form of payment other than the performance fee ("Residual Talent"), Client shall contract directly with Union Talent and Residual Talent. Client shall be responsible for all Union Talent and Residual Talent costs associated with the production and airing of the Commercial.

(7) If Hawthorne causes the creation of original music for the Commercial (hereinafter referred to as "Original Music"), composer of Original Music ("Composer") shall retain

ownership of all right, title and interest in and to Original Music; including, without limitation, publishing rights, publishing royalties, writer's rights and writer's royalties in connection with Original Music. Hawthorne shall grant to Client the non-exclusive, perpetual right to the use of such Original Music in, and in connection with, the Commercial. In the event that an individual or entity other than Hawthorne purchases media time for the Commercial at any time in the future, Client agrees to provide Hawthorne or its designated representative a monthly media buy list which shall be used for the exclusive purpose of obtaining royalties for Original Music. Such media buy lists will contain the following information, and shall be grouped by broadcast market or cable network: name of broadcast market, station or network call letters, date and time of airing.

(8) For purposes of taping the Commercial, Client will provide Hawthorne with six (6) complete Product units at no charge to Hawthorne.

(9) (a) Subsequent to determination of the Final Cost of the Commercial, any additional production work due to Client initiated changes in the Product, Product offer, Script, set design, talent, music, graphics, shooting schedule, rough edit, or final edit will be invoiced by Hawthorne as additional charges (i.e., charges in addition to the Final Cost) to Client. If the parties cannot agree on the additional charges, Hawthorne may terminate all future work and shall be paid for all work performed to such termination, in accordance with Section 17, below.

(b) Client shall also pay, in addition to the Final Cost, any talent, crew and equipment overtime charges incurred during taping or filming sessions, unless such overtime is due to Hawthorne's negligence. If it is reasonably possible for Client to approve these additional charges in advance, as, for example, if Client's personnel are present on the set, Hawthorne shall obtain Client's approval for such additional charges; however, if Client is not available on the set or otherwise is not immediately available to approve such charges, Hawthorne may incur such charges, and the same shall be paid by Client.

(c) In addition to the Final Cost, Hawthorne also reserves the right to invoice Client for additional charges incurred by Hawthorne due to (i) unreasonable delays caused by Client, or (ii) third party conduct or activities outside Hawthorne's reasonable control. Client understands that these items would not normally present the opportunity for Hawthorne to obtain Client approval, but if third party conduct necessitates additional charges and it is reasonably possible to obtain Client's approval, Hawthorne will do so, and Client shall promptly respond. Where it is reasonably possible to present the charges to Client for its approval, or otherwise obtain Client approval, if the parties cannot agree on the additional work or additional charges, Hawthorne may terminate all future work and shall be paid for all work performed to such termination, in accordance with Section 17, below.

(10) Hawthorne shall have a lien on all tapes of the Commercial until full payment for any due or outstanding accounts is received from Client. Upon Hawthorne's receipt of final

payment for the Commercial, Client shall receive full ownership rights in the completed Commercial and all elements thereof, and will receive three (3) edit masters. The Commercial and all elements thereof shall be exclusively owned by Client and shall be considered a work made for hire (as defined in Section 201 of the Copyright Act) by Hawthorne for Client. Client shall own all moral rights, copyrights and other intellectual property rights of any kind embodied in the Commercial. Additional Commercial edit masters of different lengths may be required for airing on certain cable networks. All production work performed after the completion of the Commercial such as additional masters, broadcast dubs, special edits, and shipping of dubs are additional costs and will be invoiced at Hawthorne's current rates. At Hawthorne's option, Hawthorne will temporarily store edited Commercial source footage, masters, sub masters, source video and audio tapes, film transfers, and graphics discs (hereinafter referred to as ("Source Materials") in Hawthorne's tape library. Hawthorne shall not be liable for any damage to or loss of Source Materials by any cause including, without limitation, fire, theft, act of God, unless such damage or loss is due to the negligence or other fault of Hawthorne or its employees or agents. While Client Source Materials are stored at Hawthorne facilities, Hawthorne's liability is limited to the cost of a like amount and type of blank stock only. This is the Client's sole remedy, and recovery for any other damages is excluded, including, without limitation, incidental or consequential damages.

(11) Client represents and warrants that (a) upon its approval, the finished Commercial and content therein shall be truthful and not in violation of applicable law; (b) the Product is safe and efficacious and Client possesses competent and reliable evidence to such effect; (c) it has full and unrestricted right to acquire, publish, distribute, license, sell and exploit the Product; (d) Product as advertised in the Commercial has received any necessary government or other approvals, and will comply with all applicable federal, state and local laws, rules and regulations; and, (e) to the best of its knowledge, Client is not infringing on or in conflict with any intellectual property rights of others. Client and Hawthorne agree to abide by all marketing guidelines as issued by the Electronic Retailing Association ("ERA"), a current copy of which is included as Attachment B to this Agreement. Client understands that Hawthorne is a member of ERA and accordingly is required to certify to every broadcaster and cablecaster which airs the Commercial that the Commercial complies with the ERA Marketing Guidelines. Client acknowledges that Client is solely responsible for substantiating all Product claims in Script, upon which Hawthorne will rely in producing the Commercial, and agrees to provide Hawthorne with written substantiation of all Product claims made in Script and Commercial. Client authorizes Hawthorne, at Hawthorne's option, to submit such claims substantiation and Commercial Script to Approved Attorneys for purposes of FTC compliance review, such review to be found acceptable by Hawthorne prior to taping any portion of the Commercial.

(12) Client agrees to contract with Hawthorne for media buying services for the Commercial ("Media Services Agreement"), such Media Services Agreement to be cancelable by either party thirty (30) days after receipt of written notice of such cancellation.

(13) Client acknowledges that it is well informed of the financial risks associated with airing the Commercial and agrees to in no way hold Hawthorne financially responsible for

degree of success resulting from airing the Commercial. Hawthorne provides no warranty, expressed or otherwise, as to the potential degree of success to result from airing the Commercial.

(14) Client shall indemnify and hold Hawthorne and any of its affiliates, directors, executives and employees free and harmless from all suits, claims, demands and other liabilities and expenses (including, but not limited to, actual damages, punitive damages, fines and reasonable legal fees) arising out of the airing or other use of the Commercial, and/or the Products sold as a consequence of the Commercial, whether instituted by any governmental body, federal, state, or local, any prosecutorial or law enforcement agency, or any other person or organization, including, but not limited to, any FTC, FDA, or Dept. of Agriculture proceeding or investigation, and any suit for product liability. Client shall obtain product liability insurance in the amount of at least $2 million naming Hawthorne as an additional insured, and shall provide a Certificate of Insurance from the carrier to Hawthorne prior to delivery of the final tape of the Commercial. Hawthorne shall give Client prompt written notice of all suits and claims for infringements and an opportunity to defend the same, at its own expense, through counsel of Client, and to control such defense.

(15) Hawthorne shall indemnify and hold Client and any of its affiliates, directors, executives and employees free and harmless from all suits, claims, demands and other liabilities and expenses (including, but not limited to, actual damages, punitive damages, fines and reasonable legal fees) arising out of any breach by it of its obligations under this Agreement. Client shall give Hawthorne prompt written notice of all suits and claims for infringements and an opportunity to defend the same, at its own expense, through counsel of Hawthorne, and to control such defense.

(16) In the event of any dispute under this Agreement, both parties agree, within sixty (60) days of receipt of written notice by one party to the other, to have such dispute resolved in arbitration proceedings conducted in El Paso County, Texas, under the then current rules of the American Arbitration Association, and any award rendered therein in favor of a party in such proceeding may be enforced in any court of competent jurisdiction. In the event of arbitration, the prevailing party shall be entitled to reasonable attorney's fees and costs from the other party.

(17) In the event that either party terminates this Agreement for any reason prior to the delivery of Commercial edit masters to Client as provided for in Section 10, Hawthorne shall be paid for all work performed, based on Hawthorne's customary records of costs incurred and work performed, including payment by Client for funds expended or owed by Hawthorne to third parties for activities performed in accordance with this Agreement. Notwithstanding the foregoing, payments shall not be required if Client terminates this Agreement based on Hawthorne's breach of this Agreement.

(18) This Agreement contains the entire agreement and understanding between the parties regarding the subject of this Agreement, and no modification or amendment of this Agreement shall be effective unless contained in a written instrument signed by both parties.

(19) This Agreement shall be governed by the laws of the State of Texas without regard to the conflict of law provisions thereof. The parties consent to jurisdiction in El Paso County, Texas.

(20) This Agreement shall be binding upon the parties, and each of their respective successors and assigns.

(21) Both parties represent, warrant and covenant that they have the full right and power to enter into and to perform this Agreement.

HAWTHORNE DIRECT INC

BY: [signature] 6/14/06

Thomas Kelly Date

TITLE: CEO/President

VALCENT PRODUCTS, INC.

BY: [signature] 6/15/06

Date

PRINT NAME: M. Glen Kertz

TITLE: President

ATTACHMENT A

CREATIVE AND PRODUCTION APPROVAL RIDER

Product Name ______________________________ **Production No.** __________

Client agrees to indicate final approval of various elements of the Commercial by signing in the appropriate space below and returning a copy of this Addendum to Hawthorne. Hawthorne, at its discretion, may require signature prior to proceeding to the next production phase of the Commercial. Client herein designates _______________ as The Representative who has the authority to, and will in a prompt manner, provide written approvals.

Commercial Element	Approval Signature	Date Approved
Initial Concept Version: Date:	________________	________________
Production Budget Version: Date: Amount:	________________	________________
Talent and Travel Budget Version: Date: Amount:	________________	________________
Talent Selection	________________	________________
Script Version: Date:	________________	________________
Off-line edit	________________	________________
Final program	________________	________________

ATTACHMENT B

"MARKETING GUIDELINES FOR ELECTRONIC RETAILERS"

The Electronic Retailing Association ("ERA") believes that consumer confidence is the key to the continued growth and success of the electronic retailing industry. In order to encourage fair, ethical, and responsible marketing practices that will promote consumer confidence in electronic retailing, ERA has adopted the following "Marketing Guidelines for Electronic Retailers," which apply to all television or radio advertisements produced or disseminated by ERA members.

General Principles

ERA members should be aware of the laws and regulations that govern advertising and marketing practices, and conduct their business in compliance with those laws and regulations.

ERA members should encourage the companies or individuals with whom they do business to follow the principles set forth in these Marketing Guidelines, and should not do business with firms that engage in dishonest or unethical business practices.

Most importantly, ERA members should tell the truth, the whole truth, and nothing but the truth to consumers.

General Guidelines for Advertising

No ERA member shall produce or disseminate any television or radio advertisement that has a deceptive format (i.e., that appears to be a *bona fide* information or entertainment program created by a disinterested party solely for the purpose of providing information or entertainment) or that otherwise purports to be something other than an advertisement.

Each television or radio advertisement that is more than 15 minutes long must be preceded and concluded with clear and prominent audio or video disclosures that the program is a paid advertisement for [name of product or service]. Similar disclosures also should be made prior to each ordering opportunity. In addition, each such advertisement should include a clear and prominent audio or video disclosure identifying the name of the party who sponsored, paid for or furnished the program.

All statements made in an advertisement shall be truthful and not misleading, whether or not they are specifically made with respect to the product or service being marketed.

Advertisements must not contain deceptive implied claims, nor omit material information, the disclosure of which is necessary to prevent the advertisement from being deceptive. Any necessary qualifying disclosures should be legible (or audible) and understandable.

Comparative advertising should inform buyers of the benefits of the advertiser's product, and not run down a competitor's product. Comparisons should be presented fairly and accurately rather than in a contemptuous manner intended to degrade the competitive product.

All statements regarding prices and costs must be truthful and substantiated. For example, if an advertiser claims that the current price for an advertised product is less than a former price, the former price must be a *bona fide* price at which the product actually was offered for sale. Comparative price advertising should compare only actual prices for comparable products and must not be otherwise misleading. When "free" or similar representations are made, any conditions or obligations upon which receipt of the "free" item are contingent should be disclosed, and the cost of the "free" merchandise should not be recovered by marking up the regular price of the product that must be purchased in order to receive the "free" product, or by lowering the quality or quantity of the product that must be purchased.

Advertising should not disparage any person or group on the grounds of race, religion, national origin, gender, age, or sexual orientation, or include indecent or offensive content.

Particular care shall be taken in advertisements for products designed for use by children. Any such advertising should comply with ERA's "Guidelines for Marketing Children's Products" and with the "Self-Regulatory Guidelines for Children's Advertising" issued by the Council of Better Business Bureaus' Children's Advertising Review Unit. No program-length commercial shall be produced primarily for an audience of children twelve years old and under.

Claims Substantiation

There must be a reasonable basis, consisting of competent and reliable evidence, for all express or implied objective claims made for a product or service.

If the programming contains an express or implied representation that a claim's truth has been scientifically established or proven, the advertiser must possess a sufficient level of evidence to convince the relevant scientific community of the claim's truthfulness. At a minimum, an advertiser should always have the amount and kind of substantiation that it claims it has.

Particular care should be taken to substantiate health or safety claims for products such as dietary supplements, drugs, diet and exercise products, and medical devices. All

representations regarding the safety or efficacy of such products or services must be substantiated by competent and reliable scientific evidence.

Demonstrations of the product being marketed or a competing product must not misrepresent any material feature of that product or the product's actual performance in real-life conditions. All demonstrations must actually take place as represented or the details of the demonstration (such as the actual elapsed time) must be disclosed.

Comparative advertising claims, whether about a competing product or the advertiser's own product, must be truthful and substantiated in the same manner as any other objective claim. Comparative tests and demonstrations of competing products must take into account the purpose for which the products are intended, the manner in which they are normally used by the consumer, and the instructions for use that accompany the products.

Testimonials and Endorsements

Testimonials and endorsements may not make representations that would be deceptive or could not be substantiated if the advertiser made them directly.

All testimonials from consumers shall reflect the honest opinions, findings, beliefs or experiences of the consumer and be generally representative of the results to be expected by the average consumer. Alternatively, the advertiser may clearly and prominently disclaim that the experiences of the consumer offering the testimonial are not representative of the results to be expected by the average consumer, or disclose what results the average consumer can expect.

If an advertisement represents that an endorser uses the endorsed product, then the endorser must have been a *bona fide* user of the product at the time the endorsement was made. The advertiser should not continue to use an endorsement without reason to believe that the endorser remains a *bona fide* user of the product.

When an advertisement represents that an endorser is an expert, the endorser's qualifications must in fact give him or her the expertise that he or she is represented as possessing. An expert's endorsement must be supported by an actual evaluation, examination or testing of the product or service he or she is endorsing that is at least as extensive as an expert in that field would normally conduct in order to support the conclusions presented in the endorsement. An advertiser should not continue to use an expert endorsement without reason to believe that the views expressed in the expert's endorsement continue to represent his or her views.

Any "material connection" between an advertiser and an endorser that is not reasonably expected by the audience and that would have a significant effect on the weight or credibility given to the endorsement by that audience – e.g., a family or business relationship – must be disclosed. (Audiences expect expert or celebrity endorsers to be compensated, so payments to expert or celebrity endorsers need not be disclosed.)

Disclosure of Costs and Other Material Terms of an Offer

The terms of an advertised offer should be sufficiently clear and complete so that the average consumer will understand what is being offered, what it costs, and what his or her ongoing commitments or obligations are, if any, prior to purchase of the advertised product or service. The advertiser should make it clear if accessories or other items depicted or mentioned in an advertisement are optional and not included in the advertised price. All costs related to an offer (including postage and handling, taxes, etc.) must be disclosed.

Offers involving continuity programs should comply with ERA's "Guidelines for Continuity Programs." The material terms and conditions of a continuity program must be conveyed to consumers before their orders are accepted.

The cost of calling an advertised 900 number or an audiotext service must be clearly and prominently disclosed in advertising. Callers to a pay-per-call service should hear an introductory disclosure message, or "preamble," at the beginning of their calls that discloses the cost of the call and contains the other disclosures prescribed by law, and should be given the opportunity to terminate the call during the preamble without incurring any charge. Members should not place any charges on telephone bills when they know or should have known that the charge was not authorized by the consumer responsible for paying the telephone bill.

Warranties

Advertising claims relating to a product warranty must be truthful and consistent with the terms of that warranty, and the advertiser should disclose any material conditions, limitations, or charges relating to the warranty. Any warranty offered with a consumer product should be properly designated as "full" or "limited," and should contain the basic information required by law (e.g., what the warranty covers and does not cover, what the period of coverage is, what the warrantor will do to correct problems, how the customer can obtain warranty service, and how state law affects the customer's rights under the warranty). Any requests for repairs, replacement products, or refunds under the terms of a warranty should be honored promptly.

A copy of the warranty must be made available free of charge to any consumer who requests one in writing, and advertisements that mention a warranty should tell consumers how to obtain a copy of that warranty.

Order Fulfillment, Money-Back Refunds, and Collection and Use of Personal Information

An ERA member should not advertise and offer merchandise for sale unless it has a reasonable basis to believe that it will be able to ship that merchandise within the time specified in the offer (or, if no time is specified in the offer, within 30 days after receipt of an order). A member should not charge a customer's credit card account, debit a